UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 26, 2010

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,
New York, New York
10019

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers

(e)           Compensatory Arrangements of Certain Officers

On May 26 and 27, 2010, Comverse Technology, Inc. (the “Company”) approved certain grants of deferred stock unit (“DSU”) awards.  Each DSU award represents the right to receive one share of the Company’s common stock at the end of the applicable deferral period.

On May 26, 2010, the Compensation and Leadership Committee (the “Committee”) of the Board of Directors (the “Board”), pursuant to authority delegated to it by the Board, approved a DSU award of 130,000 shares to Dror Bin, Executive Vice President, President, Global Sales, of Comverse, Inc., a wholly-owned subsidiary of the Company.  The DSU award granted to Mr. Bin is scheduled to vest as to 40%, 30% and 30% of the shares covered by such DSU award on the first, second and third anniversaries of the date of grant, respectively, subject to accelerated vesting under certain circumstances.

On May 27, 2010, upon recommendation of the Committee, the Board approved two DSU awards of 40,000 and 30,000 shares, respectively, to Philip Osman, Senior Vice President, Global Services of Comverse, Inc., upon his commencement of employment on June 1, 2010.  The DSU award of 40,000 shares granted to Mr. Osman is scheduled to vest as to 40%, 30% and 30% of the shares covered by such DSU award on the first, second and third anniversaries of May 31, 2010, respectively, subject to accelerated vesting under certain circumstances.  The DSU award of 30,000 shares is a one-time grant and is scheduled to vest as to 1/3 of the shares covered by such award on each of the first, second and third anniversaries of May 31, 2010, subject to accelerated vesting under certain circumstances.

On June, Comverse, Inc. entered into a letter agreement (“Letter Agreement”), dated June 1, 2010 with Gabriel Matsliach setting forth the terms and conditions of his ongoing employment as Senior Vice President, Global Products and Operations of Comverse, Inc.  Dr. Matsliach will continue to be paid an annual base salary at the rate of not less than $320,000 (“Base Salary”) for the remainder of fiscal 2010; provided, however, that such salary was voluntarily reduced by 10% to $288,000 until July 11, 2010, consistent with voluntary salary reductions taken by other members of the Company’s Senior Leadership Team.  Thereafter, Dr. Matsliach’s Base Salary will be reviewed no less frequently than annually and may be increased at the discretion of the Board or the Committee.  Dr. Matsliach’s target annual bonus for each fiscal year will be $320,000 and the payout will range from 0% to 200% of the target annual bonus based upon the achievement of certain performance targets, developed by the Chief Executive Officer of the Company (and target bonus shall be adjusted based on future increases in Base Salary).

Under the Letter Agreement, Dr. Matsliach will continue to be entitled to receive equity awards under the Company’s stock incentive plans based on his performance and the performance of Comverse, Inc., as recommended by the Company’s Chief Executive Officer and determined in good faith by the Board or the Committee, as applicable, and consistent with his role, responsibilities and position with Comverse, Inc.

Dr. Matsliach will be entitled to be reimbursed for reasonable business expenses and for reasonable legal fees and expenses up to $10,000 incurred in connection with the negotiation and execution of the Letter Agreement.

In the event Dr. Matsliach’s employment is terminated by Comverse, Inc. without Cause (as defined in the Letter Agreement), Dr. Matsliach shall be entitled to receive the following payments and benefits: (i) earned, but unpaid, base salary and earned, but unpaid, annual bonus for the immediately preceding fiscal year; (ii) 1.0 multiplied by Dr. Matsliach’s Base Salary in effect on the date of termination, payable in a lump sum within the later of thirty (30) calendar days after the date of termination or the seventh day after the expiration of the revocation period for the release required to be delivered by Dr. Matsliach to Comverse, Inc.; (iii) 1.0 multiplied by the target bonus (regardless of any performance requirements), payable in a lump sum within the later of thirty (30) calendar days after the date of termination or the seventh day after the expiration of the revocation period for the release required to be delivered by Dr. Matsliach to Comverse, Inc.; and (iv) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of Comverse, Inc.

In the event Dr. Matsliach’s employment is terminated by Dr. Matsliach for Good Reason (as defined in the Letter Agreement), Dr. Matsliach will be entitled to the same payments and benefits as described in clauses (i) through (iv) above except that he would receive one-half of the amounts referred to in each of clauses (ii) and (iii) above.

In the event Dr. Matsliach terminates his employment without Good Reason upon thirty (30) days advance written notice to Comverse, Inc., Comverse, Inc. terminates his employment with Cause or if his employment is terminated due to Dr. Matsliach’s death or disability, Dr. Matsliach will be entitled to the same payments and benefits as described in clauses (i) and (iv) above.

In the event that (A) Dr. Matsliach’s employment is terminated by the Company or any of its affiliates for any reason other than Cause (as defined in the ESPP) in anticipation of, or during the two-year period following, a change of control of the Company or (B) during the two-year period following a change of control of the Company, Dr. Matsliach terminates his employment for Good Reason (as defined in the ESPP) within 6 months of becoming aware of the existence of good reason and provides written notice to the Company of the same within at least thirty (30) days, then Dr. Matsliach will be entitled to receive the payments and benefits owed to him in accordance with the Comverse Technology, Inc. Executive Severance Protection Plan (the “ESPP”), including, but not limited to, the following: (1) earned, but unpaid, Base Salary and earned, but unpaid, annual bonus for the immediately preceding fiscal year; (2) a pro-rata share of the annual bonus Dr. Matsliach would have been entitled to receive if he would have remained employed by the Company through the end of the fiscal year in which the termination occurred, payable when bonuses are paid by the Company to its senior level executives; (3) 1.0 multiplied by the greater of the Base Salary in effect on the date of termination or Dr. Matsliach’s base salary immediately prior to any reduction triggering the right to terminate for Good Reason, payable in a lump sum within the later of thirty (30) calendar days after the date of termination or the expiration of the revocation period for the release required to be delivered by Dr. Matsliach to the Company; (4) 1.0 multiplied by the target bonus, payable in a lump sum within the later of thirty (30) calendar days after the date of termination or the expiration of the revocation period for the release required to be delivered by Dr. Matsliach to the Company; (5) medical, dental and life insurance coverage continuation for Dr. Matsliach’s covered beneficiaries for 12 months following termination of employment; (6) the acceleration or waiver of any time periods or conditions relating to the or conditions relating to any outstanding equity incentive award then held by Dr. Matsliach and (7) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

Dr. Matsliach also remains subject to certain confidentiality provisions, restrictive covenants and intellectual property assignment provisions.

The foregoing description is not complete and is qualified in its entirety to the Employment Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01

Exhibit No.	Description
10.1	Letter Agreement, dated June 1, 2010, between Comverse Technology, Inc. and Gabriel Matsliach

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2010	By:	/s/ Shefali A. Shah

Name:	Shefali A. Shah
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated June 1, 2010, between Comverse Technology, Inc. and Gabriel Matsliach